Nextel CEO Confirms 2004 Guidance

New York —(BUSINESS WIRE)—May 24, 2004—Speaking at the Lehman Brothers Global Wireless Conference, Nextel Communications Inc. (NASDAQ: NXTL) President and CEO Tim Donahue will reaffirm its full-year 2004 guidance. Mr. Donahue will also emphasize his staunch support for the Consensus Plan, which is a fully funded, comprehensive solution to eliminate public safety radio interference at 800MHz.

“Coming off a strong first quarter, we see Nextel’s robust business trends continuing. Accordingly, we are firmly on track to achieve our 2004 guidance,” stated Donahue.

Regarding the Consensus Plan, which is currently pending before the Federal Communications Commission, Mr. Donahue will declare his steadfast support:

“Over the past three years, we have worked tirelessly, arm in arm with the public safety community to resolve this interference issue. Together, we have submitted a sound and fair proposal that holds public safety paramount while respecting the needs of our stockholders,” said Donahue. “Those that stand in the Plan’s way, only seek to derail a balanced compromise in favor of their private interests. I am confident the FCC will do the right thing by adopting the Consensus Plan.”

Nextel provides differentiated wireless services to almost 14 million high-value subscribers (including subscribers of Boost Mobile pre-paid service). The company continues to enhance its Push To Talk ™ service with the launching of International Direct Connect(SM) — the long-range digital walkie-talkie service that provides under-a-second digital walkie-talkie connections between the United States, Brazil, Argentina and Peru as well as between the United States and Canada and soon Mexico. Nextel is also preparing to launch a new line of exciting wireless phones that includes a camera phone, a Smartphone and the smallest and sleekest iDEN phone ever made.

About Nextel

Nextel Communications, a FORTUNE 200 company based in Reston, Va., is a leading provider of fully integrated wireless communications services and has built the largest guaranteed all-digital wireless network in the country covering thousands of communities across the United States. Today 95 percent of FORTUNE 500® companies are Nextel customers. Nextel and Nextel Partners, Inc. currently serve 295 of the top 300 U.S. markets where approximately 252 million people live or work.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments, including our future expectations concerning our financial and operating performance, the Consensus Plan, and new products and services. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel’s actual future experience involving any one or more of such matters and subject areas. Nextel has attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from Nextel current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of our services, access to sufficient capital and those that are described from time to time in Nextel reports filed with the SEC, including Nextel’s annual report on Form 10-K for the year ended December 31, 2003 and in its Form 10-Q for the first quarter of 2004. This press release speaks only as of its date, and Nextel disclaims any duty to update the information herein.

CONTACT: Nextel Communications, Inc.
Investors:
Paul Blalock, 703/433-4300
or
Media:
Audrey Schaefer, 240/876-1588

SOURCE: Nextel Communications, Inc.

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